Exhibit 3.1

AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
CHESAPEAKE ENERGY CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

Chesapeake Energy Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the "Act"), for the purpose of amending its certificate of incorporation, does hereby submit the following:

A.	The name of the Corporation is Chesapeake Energy Corporation. The name under which the Corporation was originally incorporated was Chesapeake Oklahoma Corporation.

B.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996 (as amended from time to time, the "Certificate of Incorporation").

C.
The Amendments to the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 1077 of the Act at the Corporation’s annual meeting held on June 13, 2014 by at least 66 2/3% of the outstanding capital stock of the Corporation entitled to vote thereon.  Written notice of the Corporation’s annual meeting was given to the shareholders of the Corporation in accordance with the provisions of Section 1067 of the Act.

D.	The Certificate of Incorporation is hereby amended as follows:

Article VII Section 2 shall be deleted in its entirety and the following shall be substituted therefor:
Section 2. Number of Directors. Subject to the addition of any directors elected by a class of preferred stock as provided in Section 3 of this Article VII, the number of directors which shall constitute the whole board shall not be less than three nor more than ten, and shall be determined by resolution adopted by a vote of two-thirds (2/3) of the entire board, or at an annual or special meeting of shareholders by the affirmative vote of at least a majority of the outstanding stock entitled to vote. No reduction in number shall have the effect of removing any director prior to the expiration of his term.

Article VII Section 3 shall be deleted in its entirety and the following shall be substituted therefor:
Section 3. Election of Directors by Shareholders; Vacancies. All directors of the Corporation shall be elected annually. Each director shall hold office for a term ending at the next succeeding annual meeting beginning with the annual meeting held in 2015 and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office notwithstanding that any director may have been elected for a term that extended beyond the date of the annual meeting. Newly created directorships resulting from an increase in the authorized number of directors, or any other vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected or appointed to fill a vacancy shall hold office for a term to expire at the next annual meeting of shareholders following such director’s election or appointment. No reduction of the number of directorships shall remove or shorten the term of any director in office. No election of directors need be by written ballot.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board of Directors pursuant to Section 2 of this Article VII applicable thereto.

Article IX Section 1 shall be deleted in its entirety and the following shall be substituted therefor:
Section 1. Amendments to Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the issued and outstanding stock having voting power, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII and this Article IX of this Certificate of Incorporation; provided, however, that any amendment to or repeal of Article VI shall be made in a manner not inconsistent with the Oklahoma General Corporation Act.

Article IX Section 2 shall be deleted in its entirety and the following shall be substituted therefor:
Section 2. Bylaws. Prior to the receipt of any payment for any of the Corporation’s stock, the Bylaws of the Corporation shall be adopted, amended or repealed by the Incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon.

E.	The foregoing amendments to the Certificate of Incorporation shall be effective upon filing with the Oklahoma Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Incorporation to be signed by its Executive Vice President-General Counsel and Corporate Secretary and attested to by its Assistant Corporate Secretary this 13th day of June, 2014.

CHESAPEAKE ENERGY CORPORATION,
an Oklahoma corporation

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary

ATTEST:

/s/ Paul Ingram
Paul Ingram
Assistant Corporate Secretary